Exhibit 23.1

Consent of Independent Auditors

        We consent to the incorporation by reference of our report dated January 17, 2003 with respect to the 2002 condolidated financial statements of First Ottawa Bancshares, Inc., included in the annual report on Form 10-K, in this Registration Statement on Form S-8 pertaining to the First Ottawa Banchsares, Inc. 2002 Stock Incentive Plan.

/s/ CROWE CHIZEK AND COMPANY LLC
Crowe Chizek and Company LLC
Oak Brook, Illinois July 30, 2003